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                                                                  EXHIBIT 10.45


                                SUPPLY AGREEMENT
                                     BETWEEN
                             STORMEDIA INCORPORATED
                                       AND
                            SEAGATE TECHNOLOGY, INC.


This Supply Agreement ("Agreement") is entered into by and between StorMedia Incorporated, a Delaware corporation ("StorMedia") and Seagate Technology, Inc., a Delaware corporation ("Seagate"). This agreement is effective as of January 1, 1997.

         WHEREAS, Seagate makes and sells computer storage devices which utilize thin film disks, and

         WHEREAS, StorMedia is a manufacturer of thin film disks for hard disk drives and wishes to sell such thin film disks to Seagate.

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

         1.       DEFINITIONS

                  1.1 Products. 2.5 inch and 3.5 inch aluminum and glass/ceramic substrate thin film disks and such other disk products as the parties shall hereafter agree in writing manufactured by StorMedia.

                  1.2 Shipment Date. The date as of which Product is shipped by StorMedia for delivery to Seagate.

         2.       PURCHASE COMMITMENT

                  2.1 Purchase Commitment. StorMedia shall perform Product qualification in a timely manner to ensure that Product meets Seagate specifications. Seagate shall purchase, from any qualified StorMedia facility, [*] disks each fiscal month. The [*] disks per month is based on the assumption that Seagate purchases [*] 3.5 inch aluminum disks and [*] 2.5 inch aluminum disks each fiscal month and that StorMedia has qualified Product in a timely manner. The purchase commitment is, therefore, contingent upon timely Product qualification.

                  2.2 Supply Commitment. During the term of this Agreement, and for so long as Seagate is not in breach of this Agreement, StorMedia shall reserve for Seagate [*] disks per month capacity subject to Paragraphs 3.1 and 3.2.


[*] Confidential treatment has been requested.

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         3.       FORECASTS AND PURCHASE ORDERS

                  3.1 Forecasts. The parties shall periodically agree to a reasonable forecasting procedure.

                  3.2 Purchase Orders. Seagate shall order Products by issuing written purchase orders ("Purchase Orders"). StorMedia shall ship Products in accordance with such Purchase Orders. Purchase Orders must be placed thirty (30) days in advance of the Shipment Date set forth in the applicable Purchase Order. Seagate may request a Shipment Date with a shorter lead time and StorMedia shall use its best efforts to meet such date.

                  3.3 Terms of Purchase Orders. Purchase Orders shall include the Products being purchased, quantity requested, price to be paid under the invoice and destination address and requested Shipment Date(s).

                  3.4 General Terms and Conditions. Purchase Orders will be governed by the terms of this Agreement notwithstanding any contrary terms and conditions contained in the Purchase Order or Order Acknowledgment unless otherwise mutually agreed in writing.

                  3.5 Shipment. StorMedia shall deliver the Products to Seagate F.O.B., StorMedia's facility. Seagate shall bear all freight, insurance, duty and associated shipping and delivery charges from the Facility.

         4.       PRODUCT PRICE

                  Price. Prices will be set [*], in U.S. dollars, once every [*] StorMedia represents that the prices charged will be the lowest price offered by StorMedia, with terms no less favorable than accorded to any other similarly situated customer. If StorMedia offers any customer lower prices and/or more favorable terms and conditions, it shall make those same prices, terms and conditions available to Seagate effective as of the date they were available to the other customer.

         5.       TERM AND TERMINATION

                  5.1      Term. This Agreement shall terminate on March 31,
1999.

                  5.2 Termination. This Agreement may be terminated prior to the end of its term by either party if the other party is in material default of this Agreement and such default is not corrected within thirty (30) days of receipt of written notice setting forth such default. Such termination shall be effected by delivery to the defaulting party of written notice of termination.

------
*Confidential treatment requested.

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         6.       CONFIDENTIAL INFORMATION

                  6.1 Disclosure. The parties intend to disclose to each other certain Confidential Information (as defined below) in the course of the relationship established hereunder.

                  6.2 Definition. As used herein, "Confidential Information" shall include all proprietary information, technical data, trade secrets or know-how disclosed by StorMedia or Seagate hereunder, (including without limitation, research results, product plans, products, services, software, inventions, processes, formulas, technology, designs, drawings, hardware configuration information, and marketing, finance or other business information), which will be marked or labeled clearly as "CONFIDENTIAL" or with a similar legend. Any proprietary or confidential disclosure that is made orally or by visual inspection of equipment or parts shall be promptly confirmed and summarized in writing within thirty (30) days of disclosure by the disclosing party if such disclosure is to be included within the Confidential Information under this Agreement. Confidential Information shall not include information which the receiving party demonstrates is: (a) already in the possession of the receiving party at or before the time of disclosure hereunder as shown by the receiving party's files existing at the time of disclosure; or (b) publicly known prior to or after the time of disclosure through no wrongful act of the receiving party; or (c) lawfully received by the receiving party from a third party without obligation of confidence; or (d) independently developed by the receiving party without use of the Confidential Information of the disclosing party; (e) approved for release by written authorization of the disclosing party; or (f) ordered disclosed by the valid legal process of a court or governmental agency having jurisdiction; provided, however, that the receiving party shall notify the disclosing party in advance of any such disclosure and shall use its reasonable best efforts to obtain confidential treatment of any such disclosure.

                  6.3 Use of Confidential Information. StorMedia and Seagate each agree that at all times, and notwithstanding any termination, expiration, or cancellation hereunder, it will hold in strict confidence and not disclose to any third party Confidential Information of the other, except as approved in writing by the other party to this Agreement, and it will use the Confidential Information for no purpose other than pursuing the transactions and relationship contemplated by this Agreement. The parties shall maintain reasonable procedures to prevent accidental or other loss of any Confidential Information of the other party and shall exert at least the same degree of care as it uses to protect its own Confidential Information.

                  6.4 Return of Materials. Upon termination, cancellation or expiration of this Agreement, or upon written request of the other party, each party shall promptly return to the other all documents or other tangible materials representing the other's Confidential Information and all copies thereof.

                  6.5 No License. The parties recognize and agree that nothing contained in this Agreement shall be construed as granting any property rights, by license or otherwise, to any Confidential Information of the other party disclosed pursuant to this Agreement, or to any invention or any patent right that has issued or that may issue, based on such Confidential Information.


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                  6.6      Term of Nondisclosure Obligation. Notwithstanding the
term of this Agreement, the obligations of the Company and Recipient hereunder with respect to any Confidential Information shall continue for a period of three (3) years from the date such Confidential Information was disclosed to it hereunder.

         7.       NOTICES

                  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, by telecopy (with receipt confirmed), or by commercial express courier service, addressed as follows:

To StorMedia:     StorMedia Incorporated
                  390 Reed Street
                  Santa Clara, CA 95050
                  Attn:  Stephen M. Abely

With a copy to:   Wilson, Sonsini, Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, CA 94302
                  Attn:  Judith M. O'Brien

To Seagate:       Seagate Technology, Inc.
                  920 Disc Drive
                  Scotts Valley, CA 95066
                  Attn:  Robert A. Sandie

With a copy to:   Seagate Technology, Inc.
                  920 Disc Drive
                  Scotts Valley, CA 95066
                  Attn:  Corporate Contracts

Such notices shall be deemed to have been served when delivered or, if delivery is not accomplished by reason of some fault of the addressee, when tendered.

         8.       GENERAL PROVISIONS

                  8.1 Governing Law. The substantive laws of the State of California govern this Agreement.

                  8.2 Severability. If any section or subsection of this Agreement is found by competent judicial authority to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any such section or subsection in every other respect and the remainder of this Agreement shall continue in effect.

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                  8.3      Amendment. This written Agreement may be modified
only by a written amendment signed by persons authorized to so bind Seagate and StorMedia.

                  8.4 Survival. The provisions of Section 7 and all other obligations and duties which by their nature survive the expiration or termination of this Agreement shall remain in effect beyond any expiration or termination.

                  8.5 Force Majeure. Neither party shall be responsible for failure to fulfill its obligations under this Agreement due to fire, flood, war or other such cause beyond its control and without its fault or negligence provided it promptly notifies the other party.

                  8.6 Assignment. Neither party shall assign this Agreement or any rights hereunder without the prior written consent of the other party, except that either may assign the Agreement to a wholly-owned subsidiary without the other's consent if the original party remains liable for such assignee's performance hereunder.

                  8.7 Waiver. The waiver by either party of any instance of the other party's noncompliance with any obligation or responsibility herein shall not be deemed a waiver of subsequent instances or of either party's remedies for such noncompliance.

                  8.8 Compliance with Laws. Each party will comply with all applicable federal, state and local laws, regulations and ordinances including, but not limited to, the regulations of the U.S. Government relating to the export or re-export of machines, commodities, software and technical data insofar as they relate to the activities under this Agreement. Seagate agrees that Products provided under this Agreement are subject to restrictions under the export control laws and regulations of the United States of America, including but not limited to the U.S. Export Administration Act and the U.S. Export Administration Regulations and Seagate agrees to comply with all applicable laws and regulations.

                  8.9 Entire Agreement. This Agreement constitutes the entire and exclusive Agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels all previous registrations, agreements, commitments and writings in respect thereof including but not limited to the supply agreement effective as of June 29, 1995.

                  8.10     Arbitration.

                           (a) All disputes which may arise hereunder shall be resolved by binding arbitration, and without resort to the courts (except to compel arbitration or to enter judgment in accordance therewith). The arbitrators shall be appointed as follows: each party shall appoint one arbitrator; the two arbitrators thus appointed shall choose the third arbitrator who shall act as the presiding arbitrator of the tribunal. The parties agree that all arbitrators shall be governed by the Rules of the American Arbitration Association; that such arbitration proceedings

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                           shall be conducted in Santa Clara County, California,
                           and that the result of such arbitration shall be binding upon the parties, and may be entered as a judgment in any court or tribunal with jurisdiction over any party with the same force and effect as a judgment rendered by such a court or tribunal.

                           (b) The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.

                           (c) The prevailing party in such proceeding shall be entitled to collect reasonable attorneys fees from the other party.



STORMEDIA INCORPORATED                     SEAGATE TECHNOLOGY, INC.


By: /s/ William J. Almon                   By: /s/ Donald L. Waite
   ---------------------------------          -------------------------------
        William J. Almon                           Donald L. Waite

Title:  Chief Executive Officer            Title:  Executive VP, CAO and CFO
     -------------------------------             -----------------------------
Dated:  May 30, 1997                        Date:  June 4, 1997
      ------------------------------             -----------------------------



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